Exhibit 5.1
[LETTERHEAD OF FAEGRE BAKER DANIELS LLP]

September 26, 2012

The Spectranetics Corporation 9965 Federal Drive Colorado Springs, CO 80921-3617

Re:	The Spectranetics Corporation
Ladies and Gentlemen:
We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to up to an additional 2,074,512 shares of common stock of The Spectranetics Corporation, par value $0.001 per share (the “Shares”), which may be issued under The Spectranetics Corporation 2006 Incentive Award Plan, as amended (the “2006 Plan”).
 We have examined the Registration Statement and such documents and records of The Spectranetics Corporation as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
 Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the 2006 Plan have been duly authorized and that, upon the due execution by The Spectranetics Corporation of any certificates representing the Shares, the registration by its registrar of such Shares and the issuance thereof by The Spectranetics Corporation in accordance with the terms of the 2006 Plan, and the receipt of consideration therefor in accordance with the terms of the 2006 Plan, such Shares will be validly issued, fully paid and nonassessable.
 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
 Very truly yours,
FAEGRE BAKER DANIELS LLP
By: /s/ Jeffrey A. Sherman